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                        THE MARKET BUILDING AND SAVING COMPANY
                                 7522 HAMILTON AVENUE
                               MT. HEALTHY, OHIO  45231
                                    (513) 521-9772

                         NOTICE OF SPECIAL MEETING OF MEMBERS


    Notice is hereby given that a Special Meeting of Members of The Market Building and Saving Company (the "Association") will be held at ____________________________, Mt. Healthy, Ohio 45231, on ________, 1996, at
_:00 _.m., Eastern Time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Summary Proxy
Statement:

         1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association incorporated under Ohio law to a permanent capital stock savings and loan association incorporated under Ohio law (the "Conversion") and become a wholly-owned subsidiary of Market Financial Corporation, an Ohio corporation organized for the purpose of purchasing all of the capital stock to be issued by the Association in connection with the Conversion;

         2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Association, a copy of which is attached to the Plan as Exhibit I;

         3. To consider and act upon a resolution to adopt the Amended Constitution of the Association, a copy of which is attached to the Plan as
    Exhibit II; and

         4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

    Only those members of the Association who have a deposit account with the Association at the close of business on __________, 1996 (the "Voting Record Date"), are members of the Association entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO THE ASSOCIATION IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.

Mt. Healthy, Ohio                           By Order of the Board of Directors
__________, 1996



                                            John T. Larimer, President

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                        THE MARKET BUILDING AND SAVING COMPANY
                                 7522 HAMILTON AVENUE
                               MT. HEALTHY, OHIO  45231
                                    (513) 521-9772


                               SUMMARY PROXY STATEMENT

                                     INTRODUCTION

    The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of The Market Building and Saving Company (the "Association") for use at the special meeting of members of the Association to be held at ________________________, Mt. Healthy, Ohio 45231, on _________ 1996, at _:00
_.m., Eastern Time, and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:

         1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Association would convert from a mutual savings and loan association incorporated under Ohio law to a permanent capital stock savings and loan association incorporated under Ohio law (the "Conversion") and become a wholly-owned subsidiary of Market Financial Corporation ("MFC"), an Ohio corporation organized for the purpose of purchasing all of the capital stock to be issued by the Association in connection with the Conversion;

         2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Association (the "Amended Articles"), a copy of which is attached to the Plan as Exhibit I;

         3. To consider and act upon a resolution to adopt the Amended Constitution of the Association (the "Amended Constitution"), a copy of which is attached to the Plan as Exhibit II; and

         4. To transact such other business as may properly come before the Special Meeting.

    The Board of Directors of the Association has unanimously adopted the Plan. The Plan has also been approved by the United States Department of the Treasury, Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), subject to the approval of the Plan by the members of the Association at the Special Meeting and the satisfaction of certain other conditions.

    Pursuant to the Plan, the Association will become a wholly-owned subsidiary of MFC, a corporation which was incorporated under Ohio law for the purpose of acquiring all of the capital stock to be issued by the Association in connection with the Conversion. See "THE BUSINESS OF MFC." MFC will conduct a subscription offering (the "Subscription Offering") in which up to 1,335,725 common shares, no par value, of MFC (the "Common Shares") will be offered to subscribers in the following priority categories.

         (i) Eligible depositors of the Association as of December 31, 1994 ("Eligible Account Holders");

        (ii) The Market Financial Corporation Employee Stock Ownership Plan (the "ESOP");

       (iii) Eligible depositors of the Association as of _______, 1996 ("Supplemental Eligible Account Holders"); and

        (iv)  Certain other depositors and borrowers of the Association.


See "THE CONVERSION - Subscription Offering." Common shares not subscribed for the Subscription Offering may be offered to the general public in a direct community offering (the "Community Offering") in the manner established pursuant to the Plan and described in this Summary Proxy Statement. See "THE CONVERSION
- - Community Offering." The offering of the Common Shares is made only through the Prospectus of MFC dated __________, 1996, a copy of which is included with this Summary Proxy Statement (the "Prospectus"). See "ADDITIONAL INFORMATION."

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    The aggregate purchase price of the Common Shares to be offered by MFC under the Plan is currently estimated to be between $8,585,000 and $11,615,000 (the "Valuation Range"). The total number of Common Shares sold in connection with the Conversion will be determined in the sole discretion of the Board of Directors of MFC if the aggregate value of the Common Shares sold is within the Valuation Range or does not exceed the maximum of the Valuation Range by more than 15%. The Valuation Range was determined by reference to an independent appraisal of the Association's estimated pro forma market value, as converted, prepared by Keller & Company, Inc. ("Keller"). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

    Upon the consummation of the Conversion, the Amended Articles of Incorporation of the Association, a copy of which is attached to the Plan as
Exhibit I, and the Amended Constitution, a copy of which is attached to the Plan as Exhibit II, will be the Articles of Incorporation and Constitution of the Association as a stock savings and loan association.

    The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of the Association and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of the Association. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of MFC. See "THE CONVERSION - Principal Effects of the Conversion."

    During and upon the completion of the Conversion, the Association will continue to provide services to depositors and borrowers pursuant to its current policies at its existing office. In addition, the Association will continue to be a member of the Federal Home Loan Bank (the "FHLB") system, and savings accounts at the Association will continue to be insured up to applicable limits by the Savings Association Insurance Fund (the "SAIF") administered by the Federal Deposit Insurance Corporation (the "FDIC").

    This Summary Proxy Statement is dated __________, 1996, and is first being mailed to members of the Association on or about ___________, 1996.


                     VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

    All depositors having a deposit account of record with the Association on __________, 1996 (the "Voting Record Date"), are members of the Association eligible to vote at the Special Meeting ("Voting Members"). Voting Members will be entitled to cast one vote for each $500, and a proportional vote for any fraction thereof, of the withdrawable value of their deposit accounts on the Voting Record Date.

    A deposit account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of the Association.

    The Association's records disclose that, as of the Voting Record Date, there were _______ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A vote of three-fifths of the votes cast in person or by proxy at the Special Meeting are necessary to adopt the Amended Articles and Amended Constitution of the Association.


                                       PROXIES

    Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by the Association will not be used by the Association for the Special Meeting.

    A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Amended Articles and FOR the adoption of the Amended Constitution. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is

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exercised by executing a later dated proxy or by giving the Association  notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

    Proxies may be solicited by the directors, officers and employees of the Association in person or by telephone, telegraph or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by The Association.


               MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

    THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN AND FOR THE ADOPTION OF THE AMENDED ARTICLES AND THE AMENDED CONSTITUTION.

    In unanimously adopting the Plan, the Board of Directors determined that the Association will derive substantial benefits from the Conversion and that the Conversion is in the best interests of the Association, its members and the public. The principal factors considered by the Association's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the numerous competitive disadvantages which the Association faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty. If the Association is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint.
Although the Association does not have any specific acquisitions planned at this time, the Conversion will position the Association to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Association cannot wait until an acquisition is imminent to embark on the conversion process.

    As an increasing number of the Association's competitors convert to stock form and can use stock-based compensation programs, the Association, as a mutual, is at a disadvantage when it comes to attracting and retaining qualified management. The Association believes that the ESOP for all employees and the Market Financial Corporation 1997 Stock Option and Incentive Plan (the "Stock Option Plan") and the Market Financial Corporation Recognition and Retention Plan (the "RRP") for directors and management are important tools, even though the Association will be required to wait until after the Conversion to implement the Stock Option Plan and the RRP.

    In view of the competitive disadvantages and ongoing debate about the future of mutual institutions on the wake of regulatory consolidation and other forces, the Association in choosing to reject the uncertainty inherent in the mutual structure in favor of the more widely use, recognized and understood form of ownership.

    The Conversion will also give members of the Association, at their option, the opportunity to become shareholders of MFC. No member of the Association will be obligated to subscribe or not to subscribe to common shares of PFC (the "Common Shares") by voting on the Plan, nor will any member's deposit account be converted into Common Shares by such vote. After completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees.

    Upon the consummation of the Conversion the Amended Articles, a copy of which is attached to the Plan as Exhibit I, and the Amended Constitution, a copy of which is attached to the Plan as Exhibit II, will be the Articles of Incorporation and Constitution of the Association as a stock savings and loan association.


                                 THE BUSINESS OF MFC

    MFC was incorporated under Ohio law in April 1996 at the direction of the Association for the purpose of purchasing all of the capital stock of the Association to be issued in connection with the Conversion. MFC has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, MFC will be a unitary savings and loan holding company, the principal assets of which initially will consist of the capital stock of the Association, a promissory note from the ESOP and the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion. See "USE OF PROCEEDS."

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    The office of MFC is located at 7522 Hamilton Avenue, Mt. Healthy, Ohio
45231, and its telephone number is (513) 521-9772.


                           THE BUSINESS OF THE ASSOCIATION


    The Association is a mutual savings and loan association which was organized under Ohio law in 1883. Subject to supervision and regulation by the OTS, the Division and the FDIC, the Association is a member of the FHLB of Cincinnati, and the deposits of the Association are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION" in the Prospectus.

    The Association is principally engaged in the business of originating mortgage loans secured by first mortgages on one- to four-family residential real estate located in its primary market area of Hamilton County, Ohio, and portions of the contiguous counties. The Association also originates a limited number of loans for the construction of one- to four-family residential real estate, permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area, and secured consumer loans. For liquidity and interest rate risk management purposes, the Association invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and loan principal repayments.

    Interest on loans and investments is the Association's primary source of income. The Association's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of the Association, which is the difference between interest income earned on loans, mortgage-backed securities and other investments and interest paid on deposits. Like most thrift institutions, the Association's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

    For a more detailed discussion of The Association's business and its operating strategy, see "THE BUSINESS OF THE ASSOCIATION," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE ASSOCIATION," and "RISK FACTORS" in the Prospectus.



                                    THE CONVERSION

    THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

    On April 16, 1996, the Board of Directors of the Association unanimously adopted the Plan and recommends that the voting members of the Association approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Association will continue to provide the services presently offered to depositors and borrowers, will maintain its existing office and will retain its existing management and employees.

    Based on the current Valuation Range, between 858,500 and 1,161,500 Common Shares are expected to be offered in the Subscription Offering and the concurrent Community Offering at a price of $10 per share. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Valuation Range in order for the Conversion to become effective. The actual number of Common Shares sold in connection with the Conversion will be determined upon completion of the Offering in the sole discretion of the Board of Directors based on the final valuation of the Association, as converted. See "Pricing and Number of Common Shares to be Sold."

    The Common Shares will be offered in the Subscription Offering to the ESOP and certain present and former depositors of the Association. Any Common Shares not subscribed for in the Subscription Offering will be concurrently offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Hamilton County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless such period is extended by the Association with the approval of the OTS and the Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of MFC and the Association will consult with the OTS and the Division to determine an appropriate alternative method of selling, up to the minimum of the Valuation Range, the Common Shares for which subscriptions were not received. No alternative sales methods are currently planned.

    OTS and Division regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the voting members of the Association. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Association's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Association. In such circumstances, the Association may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Association will be required to charge all Conversion expenses against current earnings.

PRINCIPAL EFFECTS OF THE CONVERSION



    VOTING RIGHTS. Deposit holders who are members of the Association in its mutual form will have no voting rights in the Association as converted and will not participate, therefore, in the election of directors or otherwise control the Association's affairs. Voting rights in MFC will be held exclusively by its shareholders, and voting rights in the Association will be held exclusively by MFC as the sole shareholder of the Association. Each holder of MFC's common shares will be entitled to one vote for each share owned on any matter to be considered by MFC's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

    DEPOSIT ACCOUNTS AND LOANS. Deposit accounts in the Association, as converted, will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Association, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Association.

    TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Association of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Association intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

         (1)  The Conversion constitutes a reorganization within the meaning of
    Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Association in its mutual form or in its stock form as a result of the Conversion. The Association in its mutual form and the Association in its stock form will each be a "party to a reorganization" within the meaning of
    Section 368(b) of the Code;

         (2) No gain or loss will be recognized by the Association upon the receipt of money from MFC in exchange for the capital stock of the Association, as converted;

         (3) The assets of the Association will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Association after the Conversion will include the period during which the assets were held by the Association before the Conversion;

         (4) No gain or loss will be recognized by the deposit account holders of the Association upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Association immediately prior to the Conversion, of withdrawable deposit accounts in the Association immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Association immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Association, as described below;

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         (5)  The basis of the withdrawable deposit accounts in the Association held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Association immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

         (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

         (7) The basis of the Common Shares purchased by members of the Association pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

         (8) For purposes of Section 381 of the Code, the Association will be treated as if there had been no reorganization. The taxable year of the Association will not end on the effective date of the Conversion. Immediately after the Conversion, the Association in its stock form will succeed to and take into account the tax attributes of the Association in its mutual form immediately prior to the Conversion, including the Association's earnings and profits or deficit in earnings and profits;

         (9) The bad debt reserves of the Association in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Association in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Association in its stock form as they would have had if there had been no Conversion. The Association in its stock form will succeed to and take into account the dollar amounts of those accounts of the Association in its mutual form which represent bad debt reserves in respect of which the Association in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

         (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Association available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Association will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

    For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

         (1) The Association is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

         (2) The Association is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Association's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

         (3) As a "financial institution," the Association is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

         (4) The Conversion will not be a taxable transaction to the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Association will increase if the taxable net worth of the Association (i.e., book net worth computed in accordance with GAAP at the close of the Association's taxable year for federal income tax purposes) increases thereby; and

         (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Association in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

    The Association has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

    EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT HOLDER AND OTHER ELIGIBLE MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE EFFECT OF SUCH TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.

    LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor in the Association would receive a pro rata share of any assets of the Association remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their deposit accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's deposit accounts bears to the total aggregate value of all deposit accounts in the Association at the time of liquidation.

    In the event of a complete liquidation of the Association in its stock form after the Conversion, each depositor would have a claim of the same general priority as the claims of all other general creditors of the Association. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. The depositor would have no interest in the assets of the Association above that amount. Such assets would be distributed to MFC as the sole shareholder of the Association.

    For the purpose of granting a limited priority claim to the assets of the Association in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Association after the Conversion, the Association will, at the time of Conversion, establish a liquidation account in an amount equal to the regulatory capital of the Association as of the latest practicable date prior to the Conversion at which such regulatory capital can be determined (the "Liquidation Account"). For this purpose, the Association will use the regulatory capital figure set forth in its latest statement of regulatory capital contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Association.

    Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.

    The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of each fiscal year of MFC subsequent to the respective record dates, the balance in the deposit account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on the last day of any other fiscal year of MFC subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or
(ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such

Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount shall be reduced to zero upon such closing.

    In the event of a complete liquidation of the converted Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to MFC as the sole shareholder of the Association. Any assets remaining after satisfaction of such liquidation rights and the claims of the Association's creditors would be distributed to MFC as the sole shareholder of the Association. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

    COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

    The Boards of Directors of the Association and MFC will interpret the Plan and to the extent permitted by law, all interpretations of the Plan by the Boards of Directors of MFC and the Association will be final. The Plan may be amended by the Boards of Directors of MFC and the Association at any time with the concurrence of the OTS and the Division. If the Association and MFC determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

    The completion of the Conversion requires the approval of the Plan, the Amended Articles and the Amended Constitution by the voting members of the Association at the Special Meeting and the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Association will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

    THE SUBSCRIPTION OFFERING WILL EXPIRE AT 4:30 P.M., EASTERN TIME, ON _________, 1996 (THE "SUBSCRIPTION EXPIRATION DATE"). SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT THE ASSOCIATION HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

    Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE ASSOCIATION THAT HE OR SHE IS PURCHASING THE COMMON SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

    The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Association at the Special Meeting.

    The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

         (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable subscription right to purchase up to the greater of (i) 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations set forth in Section 10 of the Plan. See ("Limitations on Purchases of Common Shares."

              If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 1,161,500, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Association during the twelve months preceding the Eligibility Record Date shall not be considered.

         (b) The ESOP shall receive, without payment therefor, a nontransferable subscription right to purchase Common Shares in an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, MFC anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of MFC's shareholders.

         (c) Each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable subscription right to purchase up to the greater of (i) 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted) or (ii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares to be sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations set forth in Section 10 of the Plan. See "Limitations on Purchases of Common Shares."

              If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

              Subscription rights received by Supplemental Eligible Account Holders will be subordinate to the subscription rights of Eligible Account Holders and the ESOP.

         (d) Each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase a number of Common shares equal to up to 2% of the total number of Common Shares to be sold in the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted), subject to the overall purchase limitations set forth in Section 10 of the Plan.

              In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.


    The subscription rights granted under this Plan are nontransferable. Each subscription right may be exercised only by the person to whom it is issued and only for such person's own account. Each person exercising subscription rights will be required to certify that such person is purchasing for such person's own account and that such person has no agreement or understanding for the sale or transfer of the Common Shares to which such person subscribes. The Association will use the information provided on the order form to ensure that those persons subscribing in the Subscription Offering have subscription rights and that the orders submitted do not exceed applicable purchase limitations. In order to ensure proper identification of subscription rights and proper allocations in the event of an oversubscription, it is the responsibility of each subscriber to provide correct account verification information and the correct address of the subscriber's primary residence.

    The Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require MFC or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

    The term "resident" as used herein with respect to the Subscription
Offering means any person who, on the date of submission of an Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Association and MFC.

COMMUNITY OFFERING

    Concurrently with the Subscription Offering, the Association is hereby offering Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all subscriptions received in the Subscription Offering.

    THE COMMUNITY OFFERING IS EXPECTED TO END ON __________, 1996, AND MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 1,335,725 COMMON SHARES HAVE BEEN RECEIVED. IN NO EVENT, HOWEVER, WILL THE COMMUNITY OFFERING EXTEND BEYOND ___________, 1996 (THE "COMMUNITY EXPIRATION DATE"), WITHOUT THE CONSENT OF THE OTS.

    If subscriptions are received in the Subscription Offering for up to 1,335,725 Common Shares, Common Shares may not be available in the Community Offering. In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 2% of the Common Shares sold in connection with the Conversion (26,715 shares at the maximum of the Valuation Range, as adjusted). If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of MFC and the Association, subject to the following:

         (i) Preference will be given to natural persons who are residents of Hamilton County, Ohio, the county in which the offices of the Association are located;

        (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

       (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of MFC and the Association to accept or reject such purchases in whole or in part.

    The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintains a bona fide residence within, as appropriate, Hamilton County, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

LIMITATIONS ON PURCHASES OF COMMON SHARES

    The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25. No fractional shares will be issued.

    Currently, each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member in the Subscription Offering and each person, together with his Associate (hereinafter defined) and persons Acting in Concert (hereinafter defined) in the Community Offering, may purchase up to 2% of the Common Shares, subject to the limitation that no person, together with such person's Associates and persons Acting in Concert, may purchase more than 4% of the Common Shares sold in connection with the Conversion. Such limitation does not apply to the ESOP. Subject to applicable regulations but without further approval of the members of the Association, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of MFC and the Association. If such amount is increased, persons who subscribed for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limits, subject to the rights and preferences of any person who has priority subscription rights. The Board of Directors of MFC and the Association may, in their sole discretion, increase the maximum purchase limitation referred to above up to 10%, provided that orders for shares exceeding 5% of the shares to be issued in the Conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the Conversion. In the event that the purchase limitation is decreased after commencement of the Subscription Offering, the order of any person who subscribed for the maximum number of Common Shares shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of Common Shares permitted to be subscribed for by such person.

    "Acting in Concert" is defined as "knowing participation in a joint activity or independent conscious parallel action towards a common goal" or "a combination or pooling of voting or other interests in the securities of an issuer for a common purpose." Persons shall be presumed to be acting in concert with each other if: (i) both are purchasing Common Shares in the Conversion and are (a) executive officers, directors, trustees, or any one who performs, or whose nominee or representative performs, a similar policy making function at a company (other than the Association or MFC) or principal business units or subsidiaries of a company, or (b) any person who directly or indirectly owns or controls 10% or more of the stock of a company (other than the Association or MFC); or (ii) one person provides credit to the other for the purchase of Common Shares or is instrumental in obtaining that credit. In addition, if a person is presumed to be acting in concert with another person, then the person is presumed to act in concert with anyone else who is, or is presumed to be, acting in concert with that other person.


    A person's Associates consist of all of the following (collectively, "Associates"): (a) any corporation or organization (other than the Association) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and
(c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Executive officers and directors of the Association, together with their Associates, may not purchase, in the aggregate, more than thirty-five percent of the total number of Common Shares sold in the Conversion. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of the Association.

    Purchases of Common Shares in the Offering are also subject to the change in control regulations which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation" in the Prospectus.

    After the Conversion, Common Shares, except for Common Shares purchased by officers and directors of MFC and the Association, will be freely transferable, subject to OTS and Division regulations. See "Restrictions on Transferability of Common Shares by Officers and Directors."

MARKETING PLAN

    The offering of the Common Shares is made only pursuant to this Prospectus which is available to all eligible subscribers by mail. Additional copies are available at the offices of the Association. See "ADDITIONAL INFORMATION." Officers and directors of the Association will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about MFC or the Association unless such information is also set forth in this Prospectus, nor will they render investment advice. MFC will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of MFC and the Association to participate in the sale of Common Shares. No officer, director or employee of MFC or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

    To assist MFC and the Association in marketing the Common Shares, the Association has retained the services of Webb, a broker-dealer registered with the SEC and member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Association in (i) training and educating the Association's employees regarding the mechanics and regulatory requirements of the conversion process; (ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Association has agreed to pay Webb (a) a management fee of $25,000, all of which has been paid, and (b) a marketing fee of 1.5% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Brokers (as defined below), if any, and shares purchased by the ESOP and directors, officers, and employees of the Association and members of their immediate families. The management fee will be deducted from the marketing fee. Webb will also receive a fee of $6,500 for the performance of conversion agent and other data processing duties, which Webb shall subcontract. Webb is not obligated to purchase any Common Shares.

    The Association has also agreed to reimburse Webb for its legal fees and disbursements in an amount not to exceed $25,000. The Association and MFC have also agreed to indemnify Webb, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act").

SELECTED BROKERS

    If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, Webb may enter into an agreement with certain brokers (the "Selected Brokers") to assist in the sale of Common Shares in the Community Offering. If Selected Brokers are used, Webb will receive commissions of no more than 5.5% of the aggregate purchase price of the Common Shares sold in the Community Offering by the Selected Brokers, and Webb will pay to the Selected Brokers a portion of the 5.5% commission pursuant to selected dealer agreements. During the Community Offering, Selected Brokers may only solicit indications of interest from their customers to place orders with the Association as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Association believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, Webb will request, as of the Order Date, Selected Brokers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Brokers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Brokers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Brokers will be remitted to the Association. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Association from

Selected Brokers, funds will earn interest at the passbook rate, currently an annual percentage yield of ____%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

    If the Community Offering extends beyond 45 days after the Subscription Expiration Date, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that they have the right to increase, decrease or rescind their subscriptions for Common Shares at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

    Subscriptions for Common Shares in the Subscription Offering and orders for Common Shares in the Community Offering may be made only by completing and submitting an Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering or order Common Shares in the Community Offering must do so by delivering to the Association, by mail or in person, prior to 4:30 p.m., Eastern Time, on _______, 1996, a properly executed and completed Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY ORDER FORM WHICH IS NOT RECEIVED BY THE ASSOCIATION PRIOR TO 4:30 P.M., EASTERN TIME, ON ________, 1996, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE ASSOCIATION PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF ORDER FORMS WILL NOT BE ACCEPTED. See "ADDITIONAL INFORMATION."

    AN EXECUTED ORDER FORM, ONCE RECEIVED BY MFC, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF MFC, UNLESS (i) THE COMMUNITY OFFERING IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION EXPIRATION DATE OR (ii) THE FINAL VALUATION OF THE ASSOCIATION, AS CONVERTED, IS LESS THAN $8,585,000 OR MORE THAN $13,357,250. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT, UNTIL A DATE SPECIFIED IN THE NOTICE, THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ORDER OR ELECTS TO RESCIND HIS SUBSCRIPTION OR ORDER DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION OR ORDER DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 26,715 COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 26,715 COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

    Payment of the subscription or order price for all Common Shares for which subscription or order is made must accompany all completed Order Forms in order for subscriptions or orders to be valid. Payment for Common Shares may be made
(i) in cash, if delivered in person; (ii) by check, bank draft or money order made payable to the Association; or (iii) by authorization of withdrawal from deposit accounts in the Association (other than IRAs). The Association cannot lend money or otherwise extend credit to any person to purchase Common Shares, other than the ESOP.

    Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Association on such account at the Association's passbook savings account rate, currently annual percentage yield of ___%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

    Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Association's passbook rate subsequent to the withdrawal.

    Persons who are beneficial owners of IRAs maintained at the Association do not personally have subscription rights related to such account. The account itself, however, may have subscription rights. In order to utilize funds in an IRA maintained at the Association, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs at the Association to subscribe for Common Shares should contact the Conversion Information Center at (513)___-____ for instructions and assistance.

    Subscriptions and orders will not be filled by the Association until subscriptions and orders have been received in the Offering for up to 858,000 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Association for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions and orders are received for at least 833,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions or orders have been accepted. The funds on deposit with the Association for the purchase of Common Shares will be withdrawn and paid to MFC in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

    If the ESOP subscribes for Common Shares in the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

    The following table sets forth certain information regarding the subscription rights intended to be exercised by the directors and executive officers of the Association and MFC and their Associates and persons with whom they may be deemed to be Acting in Concert:

Name                                         Total shares(2)   Percent of total offering(1)   Aggregate purchase price(2)
- ----                                         ---------------   ----------------------------   ---------------------------
Robert Gandenberger                              2,000                     0.20%                      $   20,000
David H. Korn                                   40,400                     4.00                          404,000
John T. Larimer (3)                             16,200                     1.60                          162,000
Rae Skirvin Larimer (3)                         14,200                     1.41                          142,000
R. C. Meyerenke                                  2,500                     0.25                           25,000
Edgar H. May                                     2,500                     0.25                           25,000
Una Schaeperklaus (3)                           10,000                     0.99                          100,000
Wilbur H. Tisch                                  5,000                     0.50                           50,000
Kathleen A. White                                  500                     0.05                            5,000
Julie M. Bertsch                                 7,500                     0.74                           75,000
Charles D. Dell                                 17,500                     1.73                          175,000
                                               -------                    -----                       ----------
All directors and executive
officers as a group (12 persons)               118,300                    11.71%                      $1,183,000
                                               -------                    -----                       ----------
                                               -------                    -----                       ----------

- ------------------------------------

(1) Assumes that 1,010,000 Common Shares, the mid-point of the Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."

(2) Amounts under "Total shares" and "Aggregate purchase price" may increase in the event that more than 1,010,000 Common Shares are sold in connection with the Conversion.

(Footnotes continued on next page)

(3) John T. Larimer is Rae Skirvin Larimer's spouse and Una Schaeperklaus' sister-in-law. Rae Skirvin Larimer and Una Schaeperklaus are sisters.


    All purchases by executive officers and directors of the Association are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

    The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Association. Keller, a firm which evaluates and appraises financial institutions, was retained by the Association to prepare an appraisal of the estimated pro forma market value of the Association as converted. Keller will receive a fee of $17,000 for its appraisal and one update. Such amount includes out-of-pocket expenses.

    Keller was selected by the Board of Directors of the Association because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors interviewed Keller's principal, reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Association and Keller have no relationships which would affect Keller's independence.

    The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Association and the economic and demographic conditions in the Association's existing market area; the quality and depth of the Association's management and personnel; certain historical financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Association's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

    Three valuation methods were used by Keller: price to book value; price to earnings; and price to assets. The most emphasis was placed on the price to book value method. The price to book value method compares the pro forma book value of the Association, which takes into consideration the going concern value of a thrift institution, to the book value of the comparable group. Upward and downward adjustments are made, as appropriate, to account for variations between the Association and the comparable group on specific factors. The net Conversion proceeds are included for purposes of determining the pro forma book value of the Association. The book value method focuses on the Association's financial condition and does not give as much consideration to earnings. The price to earnings method is used to ascertain the multiple of earnings at which the Association is likely to trade, based on the multiple of earnings at which a comparable group of thrift institutions trades. The comparable group consisted of 10 thrift institutions located in the Midwest which had similar operating and financial characteristics to the Association. In calculating the price to earnings ratio, Keller used the Association's core earnings for the year ended March 31, 1996. The use of core earnings eliminates items which are not generated by the principal business activities of the Association. The price to assets method does not consider the Association's financial condition or earnings. Consequently, it is not heavily relied on in valuing financial institutions. In determining the reasonableness and adequacy of the appraisal, the Board of Directors reviewed and considered the foregoing methodology and the appropriateness of the assumptions used by Keller in the preparation of the appraisal.

    The Pro Forma Value of the Association, as converted, determined by Keller, is $10,100,000 as of August 2, 1996. The Valuation Range established in accordance with the Plan is $8,585,000 to $11,615,000, which, based upon a per share offering price of $10, will result in the sale of between 858,000 and 1,161,500 Common Shares. The total number of Common Shares sold in the Conversion will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

    In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of the Association is higher or lower than the Pro Forma Value, but is nevertheless within the Valuation Range, MFC will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final Valuation Range. If, due to changing market conditions, the final valuation is less than $8,585,000 or more than $11,615,000, subscribers will be given a notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

    THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE ASSOCIATION. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION OR MFC. THE VALUATION CONSIDERS THE ASSOCIATION ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

    A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West. Madison Street, Suite 1300, Chicago, Illinois 60606; at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Association.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

    OTS regulations generally prohibit MFC from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion and will under certain circumstances, permit repurchases of more than 5% during a twelve-month period. In addition, after such a repurchase, the Association's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, MFC must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Association or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

    Ohio regulations prohibit MFC from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Association not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

    Common Shares purchased by directors and executive officers of MFC will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by MFC to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, MFC will give appropriate instructions to the transfer agent (if any) for MFC's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

    Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of MFC or the Association, or any of their Associates, may purchase any common shares of MFC without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of MFC or shares acquired by any stock benefit plan of MFC or the Association.

    The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of MFC may be resold without registration. Common Shares received by affiliates of MFC will be subject to resale restrictions. An "affiliate" of MFC, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, MFC. Rule 144 generally requires that there be publicly available certain information concerning MFC and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of MFC or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as Nasdaq Small Cap, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

    Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the voting members of the Association or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.


                                   USE OF PROCEEDS

    The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:


                                     Minimum      Mid-point       Maximum    Maximum, as adjusted
                                     -------      ---------       -------    --------------------
Gross proceeds                    $8,585,000    $10,100,000    $11,615,000       $13,357,250
Less estimated expenses              417,000        435,000        453,000           473,000
                                  ----------    -----------    -----------       -----------
Total net proceeds                $8,168,000    $ 9,665,000    $11,162,000       $12,884,250
                                  ----------    -----------    -----------       -----------
                                  ----------    -----------    -----------       -----------

    The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Estimated expenses include estimated sales commissions payable to Webb. Sales commissions have been computed on the basis of the following assumptions: (i) approximately 19% of the Common Shares sold in the Offering will be purchased by directors, officers and employees of the Association and the members of their immediate families; (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP; and (iii) 73% of the Common Shares sold in the Offering will be sold in the Subscription Offering with sales commissions of 1.5% of the aggregate dollar amount of such Common Shares. Actual expenses may be more or less than estimated. See "THE CONVERSION - Marketing Plan."

    MFC will retain 50% of the net proceeds from the sale of the Common Shares, or approximately $4.8 million at the mid-point of the Valuation Range, including the value of a promissory note from the ESOP which MFC intends to accept in exchange for the issuance of MFC Common Shares to the ESOP. The cash proceeds received from the sale of Common Shares will be used by MFC to fund the RRP, which intends to purchase up to 4% of all Common Shares sold in the Conversion, and for general corporate purposes, which may include the payment of dividends, repurchases of Common Shares and acquisitions of other financial institutions. MFC presently has no specific plans to use the proceeds for any such purposes, except the funding of the RRP. See "THE CONVERSION - Restrictions on Repurchase of Common Shares."

    The remainder of the net proceeds received from the sale of the Common Shares, approximately $4.8 million at the mid-point of the Valuation Range, will be invested by MFC in the capital stock to be issued by the Association to MFC as a result of the Conversion and will increase the regulatory capital of the Association. Initially, for liquidity purposes, the Association will invest the remainder of the funds in U.S. Treasury and government agency securities with maturities of three years or less and short-term interest-bearing deposits. The Association hopes that such proceeds will eventually be used to the Association's lending and investment activities. The Association expects to increase its loan origination staff and commence the origination of adjustable-rate mortgage loans. No assurance can be provided, however, with respect to when such hiring or originations will occur or the effect such efforts will have on the Association's financial condition or earnings.


                               MARKET FOR COMMON SHARES

    There is currently no market for the Common Shares. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

    A public trading market for the stock of any issuer, including MFC, depends upon the presence of both willing buyers and willing sellers at any given time. MFC has applied to have the Common Shares included on Nasdaq Small Cap under the symbol "____" upon completion of the Conversion, subject to certain conditions which the Association and MFC believe will be satisfied, although no assurance can be provided that the conditions will be met. One of the conditions to the Nasdaq Small Cap listing is the commitment of at least two brokerage firms to make a market in the Common Shares. KBW intends to make a market in the Common Shares but has no obligation to do so. Webb does not intend to make a market in the Common Shares.


    The aggregate offering price for the Common Shares is based upon an independent appraisal of the Association. The appraisal of the pro forma market value of the Association, as converted, does not represent Keller's opinion as to the price at which the Common Shares may trade, and such appraisal is not a recommendation as to the advisability of purchasing Common Shares. No assurance can be given that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion. See "RISK FACTORS - Absence of Market for Common Shares" in the Prospectus.


                                   DIVIDEND POLICY

    The declaration and payment of dividends by MFC will be subject to the discretion of the Board of Directors of MFC, to the earnings and financial condition of MFC and to general economic conditions. If the Board of Directors of MFC determines in the exercise of its discretion that the net income, capital and consolidated financial condition of MFC and the general economy justify the declaration and payment of dividends by MFC, the Board of Directors of MFC may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, will continue to be paid in the future.

    Other than earnings on the investment of the proceeds retained by MFC and interest earned on the loan to the ESOP, the only source of income of MFC will be dividends periodically declared and paid by the Board of Directors of the Association on the common shares of the Association held by MFC. The declaration and payment of dividends by the Association to MFC will be subject to the discretion of the Board of Directors of the Association, to the earnings and financial condition of the Association, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Association will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" in the Prospectus. The Association may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus.

                                    CAPITALIZATION

    Set forth below is the historical capitalization of the Association at June 30, 1996, and the pro forma consolidated capitalization of MFC as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION - Pricing and Number of Common Shares to be Sold."

                                                                                    Pro forma capitalization of MFC
                                                                                 at June 30, 1996, assuming the sale of:
                                                                --------------------------------------------------------
                                                                     858,500            1,010,000          1,161,500
                                               Historical            Common              Common              Common
                                             capitalization          Shares              Shares              Shares
                                         of the Association at      (Offering          (Offering            (Offering
                                                June 30,           price of             price of           price of
                                                  1996          $10.00 per share)  $10.00 per share)    $10.00 per share)
                                          -------------------  ------------------  ------------------  -----------------
                                                                                     (In thousands)
Deposits(1)                                    $38,190             $38,190             $38,190             $38,190
                                               -------             -------             -------             -------
                                               -------             -------             -------             -------
Borrowings                                     $     -             $     -             $     -             $     -
                                               -------             -------             -------             -------
                                               -------             -------             -------             -------
Capital and retained earnings:
 Prepared Shares, no par value per share:
  authorized - 1,000,000 shares, assumed
  outstanding - none
Common Shares, no par value per share:
 authorized - 4,000,000 shares; assumed
 outstanding - as shown (2)                    $     -             $     -             $     -             $     -
Additional paid-in capital                           -               8,168               9,665              11,162
Less Common Shares acquired by the
 ESOP (3)                                            -                (687)               (808)               (929)
Less Common Shares acquired by the RRP
 (4)                                                 -                (343)               (404)               (465)
Retained earnings, substantially restricted
 (5)                                             7,533               7,533               7,533               7,533
                                               -------             -------             -------             -------
 Total capital and retained earnings           $ 7,533             $14,671             $15,986             $17,301
                                               -------             -------             -------             -------
                                               -------             -------             -------             -------

                                              1,335,725
                                                Common
                                                Shares
                                              (Offering
                                               price of
                                           $10.00 per share)
                                           -----------------
Deposits(1)                                    $38,190
                                               -------
                                               -------
Borrowings                                     $     -
                                               -------
                                               -------
Capital and retained earnings:
 Prepared Shares, no par value per share:
  authorized - 1,000,000 shares, assumed
  outstanding - none
Common Shares, no par value per share:
 authorized - 4,000,000 shares; assumed
 outstanding - as shown (2)                    $     -
Additional paid-in capital                      12,884
Less Common Shares acquired by the
 ESOP (3)                                       (1,069)
Less Common Shares acquired by the RRP
 (4)                                              (534)
Retained earnings, substantially restricted
 (5)                                             7,533
                                               -------
Total capital and retained earnings            $18,814
                                               -------
                                               -------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of the Association. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan." Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses. Estimated expenses include estimated sales commissions payable to Webb. Such sales commissions have been computed based on the following assumptions: (i) approximately 19% of the Common Shares sold in the Offering will be purchased by directors, officers and employees of the Association and the members of their immediate families; (ii) 8% of the Common Shares sold in the Offering will be purchased by the ESOP; and (iii) 73% of the Common Shares sold in the Offering will be purchased in the Subscription Offering with sales commissions of 1.5% of the aggregate dollar amount of such Common Shares.

(3) Assumes that 8% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from MFC for a term of 8 years at a rate of 8%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the Association's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued shares of MFC. If the ESOP purchases authorized but unissued shares from MFC, such purchases would have a dilutive effect of approximately 7.41% on the voting interests of MFC's shareholders. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan" and "RISK FACTORS - Possible Dilutive Effect of RRP and Stock Option Plan on Net Income and Shareholders' Equity."

(4) Assumes that 4% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10 per share. There can be no assurance that the RRP will be implemented, that a sufficient number of shares will be available for purchase by the RRP, that shares could be purchased at a price of $10 per share or that the shareholders will approve the RRP if it is implemented during the first year after the Conversion. A higher price per share, assuming the purchase of the entire 4% of the shares, would reduce pro forma shareholders' equity. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from MFC. If authorized but unissued shares are purchased, the voting interests of existing shareholders would be diluted approximately
    3.8%. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan and Trust."

(5) Retained earnings include restricted and unrestricted retained earnings and unrealized gain on securities designated as available for sale. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" for information concerning the liquidation account to be established in connection with the Conversion and "TAXATION - Federal Taxation" for information concerning restricted retained earnings for federal tax purposes.

                                    PRO FORMA DATA

    Set forth below are the pro forma consolidated net income of MFC for the nine months ended June 30, 1996, and the year ended September 30, 1995, and the pro forma consolidated shareholders' equity of MFC as of and for the respective dates and periods ending on such dates, along with the related pro forma earnings per share amounts, giving effect to the sale of the Common Shares. The computations are based on the assumed issuance of 858,500 Common Shares (minimum of the Valuation Range), 1,010,000 Common Shares (mid-point of the Valuation Range), 1,161,500 Common Shares (maximum of the Valuation Range) and 1,335,725 Common Shares (15% above the maximum of the Valuation Range). See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated; (ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.82% for the nine months ended June 30, 1996, and the year ended September 30, 1995; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.79% in effect at June 30, 1996. This rate was used as an alternative to the arithmetic average of the Association's interest-earning assets and interest-bearing deposits. In calculating pro forma net earnings, a statutory federal income tax rate of 34% has been assumed for the period. In the opinion of management, the assumed after-tax yield does not differ materially from the estimated after-tax yield which will be obtained on the initial investment of the cash proceeds in short-term, interest-bearing deposits and is viewed as being more relevant in the current low interest rate environment than the use of an arithmetic average of the fiscal year 1995 weighed average yield on interest-earning assets and weighed average rates paid on deposits during such period. Management believes that the U.S. Treasury bill yield is more indicative of the rate of return that can be achieved on the investment of the Conversion proceeds. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of MFC that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

    As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range. Conversely, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increases as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range.

    THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. NO ASSURANCE CAN BE PROVIDED THAT THE YIELDS WILL BE ACHIEVED ON THE INVESTMENT OF THE CONVERSION PROCEEDS. THE PRO FORMA DATA DOES NOT PURPORT TO REPRESENT WHAT MFC'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE AFOREMENTIONED TRANSACTIONS BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT MFC'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.



                                                            At and for the nine months ending June 30, 1996, assuming the sale of:
                                                            ----------------------------------------------------------------------
                                                                                        858,500                    1,010,000
                                                                                     Common Shares               Common Shares
                                                                                  (Offering price of          (Offering price of
                                                                                   $10.00 per share)           $10.00 per share)
                                                                                  -------------------         -------------------
                                                                                   (Dollars in thousands, except per share amounts)
Gross proceeds                                                                         $ 8,585                       $10,100
Estimated expenses                                                                         417                           435
                                                                                       -------                       -------
Estimated net proceeds                                                                   8,168                         9,665

Less Common Shares acquired by the RRP (1)                                                (343)                         (404)

Less Common Shares acquired by the ESOP (2)                                               (687)                         (808)
                                                                                       -------                       -------
Net cash proceeds                                                                      $ 7,138                       $ 8,453
                                                                                       -------                       -------
                                                                                       -------                       -------

Net earnings:
  Historical                                                                           $   302                       $   302
  Pro forma income on net proceeds (3)                                                     205                           242
  Pro forma adjustment for the RRP (1)                                                     (34)                          (40)
  Pro forma adjustment for the ESOP (2)                                                    (43)                          (50)
                                                                                       -------                       -------

    Pro forma net earnings                                                             $   430                       $   454
                                                                                       -------                       -------
                                                                                       -------                       -------

Earnings per share:
  Historical                                                                           $   .35                       $   .30
  Pro forma income on net proceeds                                                         .24                           .24
  Pro forma adjustment for the RRP (1)                                                    (.04)                         (.04)
  Pro forma adjustment for the ESOP (2)                                                   (.05)                         (.05)
                                                                                       -------                       -------

    Pro forma earnings per share (3)(4)                                                $   .50                       $   .45
                                                                                       -------                       -------
                                                                                       -------                       -------

Offering price as a multiple of pro forma
  earnings per share                                                                     20.00x                        22.22x
                                                                                       -------                       -------
                                                                                       -------                       -------

Shareholders' equity: (5)
  Historical                                                                           $ 7,533                       $ 7,533
  Estimated net proceeds from the sale of
    Common Shares                                                                        8,168                         9,665
  Less unearned RRP shares (1)                                                            (343)                         (404)
  Less unearned ESOP shares (2)                                                           (687)                         (808)
                                                                                       -------                       -------

    Pro forma shareholders' equity                                                     $14,671                       $15,986
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share shareholders' equity:
  Historical                                                                           $  8.77                         $7.46
  Estimated net proceeds                                                                  9.51                          9.57
  Less unearned RRP shares (1)                                                            (.40)                         (.40)
  Less unearned ESOP shares (2)                                                           (.80)                         (.80)
                                                                                       -------                       -------

    Pro forma shareholders' equity per share (3)                                       $ 17.08                       $ 15.83
                                                                                       -------                       -------
                                                                                       -------                       -------

Ratio of offering price to pro forma shareholders'
  equity per share                                                                       58.55%                        63.17%
                                                                                       -------                       -------
                                                                                       -------                       -------

                                                            At and for the nine months ending June 30, 1996, assuming the sale of:
                                                            ----------------------------------------------------------------------
                                                                                       1,161,500                    1,335,725
                                                                                     Common Shares               Common Shares
                                                                                  (Offering price of          (Offering price of
                                                                                   $10.00 per share)           $10.00 per share)
                                                                                  -------------------          -------------------
                                                                                  (Dollars in thousands, except per share amounts)


Gross proceeds                                                                         $11,615                       $13,357
Estimated expenses                                                                         453                           473
                                                                                       -------                       -------
Estimated net proceeds                                                                  11,162                        12,884

Less Common Shares acquired by the RRP (1)                                                (465)                         (534)

Less Common Shares acquired by the ESOP (2)                                               (929)                       (1,069)
                                                                                       -------                       -------
Net cash proceeds                                                                      $ 9,768                       $11,281
                                                                                       -------                       -------
                                                                                       -------                       -------

Net income:
  Historical                                                                          $    302                     $     302
  Pro forma income on net proceeds (3)                                                     280                           323
  Pro forma adjustment for the RRP (1)                                                     (46)                          (53)
  Pro forma adjustment for the ESOP (2)                                                    (57)                          (66)
                                                                                       -------                       -------

    Pro forma net earnings                                                            $    479                     $     506
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share net income:
  Historical                                                                         $     .26                    $      .23
  Pro forma income on net proceeds                                                         .24                           .24
  Pro forma adjustment for the RRP (1)                                                    (.04)                         (.04)
  Pro forma adjustment for the ESOP (2)                                                   (.05)                         (.05)
                                                                                       -------                       -------

    Pro forma earnings per share (3)(4)                                              $     .41                     $     .38
                                                                                       -------                       -------
                                                                                       -------                       -------

Offering price as a multiple of pro forma
  earnings per share                                                                     24.39x                        26.32x
                                                                                       -------                       -------
                                                                                       -------                       -------

Shareholders' equity: (5)
  Historical                                                                          $  7,533                      $  7,533
  Estimated net proceeds from the sale of
    Common Shares                                                                       11,162                        12,884
  Less unearned RRP shares (1)                                                            (465)                         (534)
  Less unearned ESOP shares (2)                                                           (929)                       (1,069)
                                                                                       -------                       -------

    Pro forma shareholders' equity                                                     $17,301                       $18,814
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share shareholders' equity:
  Historical (6)                                                                         $6.49                         $5.64
  Estimated net proceeds                                                                  9.61                          9.65
  Less unearned RRP shares (1))                                                           (.40)                         (.40)
  Less unearned ESOP shares (2))                                                          (.80)                         (.80)
                                                                                       -------                       -------

    Pro forma shareholders' equity per share (3)                                        $14.90                        $14.09
                                                                                       -------                       -------
                                                                                       -------                       -------

Ratio of offering price to pro forma shareholders'
  equity per share                                                                       67.11%                        70.97%
                                                                                       -------                       -------
                                                                                       -------                       -------

 --------------------------------------------------
(Footnotes on page 20)


                                                                At and for the year ended September 30, 1995, assuming the sale of:
                                                                -------------------------------------------------------------------
                                                                                         858,500                     1,010,000
                                                                                      Common Shares                Common Shares
                                                                                   (Offering price of           (Offering price of
                                                                                    $10.00 per share)            $10.00 per share)
                                                                                   -------------------          -------------------
                                                                                  (Dollars in thousands, except per share amounts)
Gross proceeds                                                                         $ 8,585                       $10,100
Estimated expenses                                                                         417                           435
                                                                                       -------                       -------
Estimated net proceeds                                                                   8,168                         9,665

Less Common Shares acquired by the RRP (1)                                                (343)                         (404)

Less Common Shares acquired by the ESOP (2)                                               (687)                         (808)
                                                                                       -------                       -------
Net cash proceeds                                                                       $7,138                       $ 8,453
                                                                                       -------                       -------
                                                                                       -------                       -------

Net earnings:
  Historical                                                                           $   467                       $   467
  Pro forma income on net proceeds                                                         273                           323
  Pro forma adjustment for the RRP (1)                                                     (45)                          (53)
  Pro forma adjustment for the ESOP (2)                                                    (57)                          (67)
                                                                                       -------                       -------

    Pro forma net earnings                                                             $   638                       $   670
                                                                                       -------                       -------
                                                                                       -------                       -------

Earnings per share:
  Historical                                                                           $   .54                       $   .46
  Pro forma income on net proceeds                                                         .32                           .32
  Pro forma adjustment for the RRP (1)                                                    (.05)                         (.05)
  Pro forma adjustment for the ESOP (2)                                                   (.07)                         (.07)
                                                                                       -------                       -------

    Pro forma earnings per share (3)(6)                                                $   .74                       $   .66
                                                                                       -------                       -------
                                                                                       -------                       -------

Offering price as a multiple of pro forma
  earnings per share                                                                     13.51x                        15.15x
                                                                                       -------                       -------
                                                                                       -------                       -------

Shareholders' equity: (5)
  Historical                                                                           $ 7,153                       $ 7,153
  Estimated net proceeds from the sale of
    Common Shares                                                                        8,168                         9,665
  Less unearned RRP shares (1)                                                            (343)                         (404)
  Less unearned ESOP shares (2)                                                           (687)                         (808)
                                                                                       -------                       -------

    Pro forma shareholders' equity                                                     $14,291                       $15,606
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share shareholders' equity:
  Historical                                                                           $  8.33                         $7.08
  Estimated net proceeds                                                                  9.51                          9.57
  Less unearned RRP shares (1)                                                            (.40)                         (.40)
  Less unearned ESOP shares (2)                                                           (.80)                         (.80)
                                                                                       -------                       -------

    Pro forma shareholders' equity per share (3)                                       $ 16.64                       $ 15.45
                                                                                       -------                       -------
                                                                                       -------                       -------

Ratio of offering price to pro forma shareholders'
  equity per share                                                                       60.10%                        64.72%
                                                                                       -------                       -------
                                                                                       -------                       -------
- --------------------------------------------------



                                                                At and for the year ended September 30, 1995, assuming the sale of:
                                                                -------------------------------------------------------------------
                                                                                        1,161,500                    1,335,725
                                                                                      Common Shares                Common Shares
                                                                                   (Offering price of           (Offering price of
                                                                                    $10.00 per share)            $10.00 per share)
                                                                                   -------------------          -------------------
                                                                                   (Dollars in thousands, except per share amounts)
Gross proceeds                                                                         $11,615                       $13,357
Estimated expenses                                                                         453                           473
                                                                                       -------                       -------
Estimated net proceeds                                                                  11,162                        12,884

Less Common Shares acquired by the RRP (1)                                                (465)                         (534)

Less Common Shares acquired by the ESOP (2)                                               (929)                       (1,069)
                                                                                       -------                       -------
Net cash proceeds                                                                      $ 9,768                       $11,281
                                                                                       -------                       -------
                                                                                       -------                       -------

Net income:
  Historical                                                                           $   467                       $   467
  Pro forma income on net proceeds                                                         373                           431
  Pro forma adjustment for the RRP (1)                                                     (61)                          (70)
  Pro forma adjustment for the ESOP (2)                                                    (77)                          (88)
                                                                                       -------                       -------

    Pro forma net earnings                                                             $   702                       $   740
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share net income:
  Historical                                                                           $   .40                       $   .35
  Pro forma income on net proceeds                                                         .32                           .32
  Pro forma adjustment for the RRP (1)                                                    (.05)                         (.05)
  Pro forma adjustment for the ESOP (2)                                                   (.07)                         (.07)
                                                                                       -------                       -------

    Pro forma earnings per share (3)(6)                                                $   .60                       $   .55
                                                                                       -------                       -------
                                                                                       -------                       -------

Offering price as a multiple of pro forma
  earnings per share                                                                     16.67x                        18.18x
                                                                                       -------                       -------
                                                                                       -------                       -------

Shareholders' equity: (5)
  Historical                                                                           $ 7,153                       $ 7,153
  Estimated net proceeds from the sale of
    Common Shares                                                                       11,162                        12,884
  Less unearned RRP shares (1)                                                            (465)                         (534)
  Less unearned ESOP shares (2)                                                           (929)                       (1,069)
                                                                                       -------                       -------

    Pro forma shareholders' equity                                                     $16,921                       $18,434
                                                                                       -------                       -------
                                                                                       -------                       -------

Per share shareholders' equity:
  Historical                                                                           $  6.16                       $  5.36
  Estimated net proceeds                                                                  9.61                          9.65
  Less unearned RRP shares (1)                                                            (.40)                         (.40)
  Less unearned ESOP shares (2)                                                           (.80)                         (.80)
                                                                                       -------                       -------

    Pro forma shareholders' equity per share (3)                                       $ 14.57                       $ 13.81
                                                                                       -------                       -------
                                                                                       -------                       -------

Ratio of offering price to pro forma shareholders'
  equity per share                                                                       68.63%                        72.41%
                                                                                       -------                       -------
                                                                                       -------                       -------

- --------------------------------------------------
(Footnotes on next page)

(1) Assumes that 4% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of MFC. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10 per share. A higher per share price, assuming the purchase of the entire 4% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, MFC may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4% of the Common Shares issued in the Conversion would result in a 3.85% dilution in existing shareholders' voting interests. See "MANAGEMENT - Stock Benefit Plans -- Recognition and Retention Plan and Trust."

(2) Assumes that 8% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the ESOP from MFC with repayment thereof secured solely by the Common Shares purchased by the ESOP. The Association has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes the level amortization of the ESOP loan over an eight-year period with assumed tax benefits of 34%. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan." The Board of Directors may elect to issue the ESOP shares from authorized but unissued shares. The issuance of authorized but unissued shares to the ESOP would have the effect of diluting the voting interest of existing shareholders by 7.41%.

(3) No effect has been given to shares reserved for issuance upon the exercise of options pursuant to the Stock Option Plan. See "MANAGEMENT - Stock Benefit Plans -- Stock Option Plan."

(4) Assumes that the ESOP holds 68,680 shares, 80,800 shares, 92,920 shares and 106,858 shares for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the nine months ended June 30, 1996, would result in an earnings per share presentation of $.54, $.48, $.44 and $.41, reflecting weighted average shares outstanding of 796,259 shares, 936,775 shares, 1,077,291 shares and 1,238,885 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION - Federal Taxation."

(6) Assumes that ESOP shares of 68,680 shares, 80,800 shares, 92,920 shares and 106,858 shares are outstanding for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the year ended September 30, 1995, would result in an earnings per share presentation of $.80, $.71, $.65 and $.60 reflecting weighted average shares outstanding of 798,405 shares, 939,300 shares 1,080,195 shares and 1,242,224 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.



                                  LEGAL PROCEEDINGS

    The Association is not presently involved in any material legal proceedings. From time to time, the Association is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Association.

                                      MANAGEMENT

                           DIRECTORS AND EXECUTIVE OFFICERS

    MFC. The Board of Directors of MFC consists of seven members divided into two classes. All of the directors of MFC were initially elected to the Board of Directors in 1996. The following table presents certain information in respect of the members of the Board of Directors and the executive officers of MFC:

Name                    Age       Position                 Term Expires
- ----                    ---       --------                 ------------
Robert Gandenberger     68        Director                     1998
John T. Larimer         62        Director and President       1998
Rae Skirvin Larimer     60        Director and Secretary       1997
Edgar H. May            71        Director                     1998
R. C. Meyerenke         73        Director and Treasurer       1997
Wilbur H. Tisch         79        Director                     1997
Kathleen A. White       39        Director                     1997
Julie M. Bertsch        34        Chief Financial Officer        -

    ROBERT GANDENBERGER. Mr. Gandenberger retired as Supervisor of the Hamilton County Ohio Recorder's Office in 1994. From 1991 to 1994, Mr. Gandenberger served as a director of Cleves-North Bend.

    JOHN T. LARIMER. Mr. Larimer, an attorney, has served as President of the Association since 1993 and as Managing Officer of the Association since November 1995. He has been a director of the Association since 1976. Mr. Larimer is Rae Skirvin Larimer's spouse and is a brother-in-law of Una Schaeperklaus, a director of the Association.

    RAE SKIRVIN LARIMER. Ms. Larimer has been legal counsel for the Association since 1975. Ms. Larimer is John Larimer's spouse and Una Schaeperklaus' sister.

    EDGAR H. MAY. Mr. May has served as a director of the Association since 1992. From 1960 until his retirement in 1994, Mr. May was a broker and partner in Ed May Realty Co., located in Deer Park, Ohio.

    R. C. MEYERENKE. Mr. Meyerenke has served the Association as a director since 1974 and as the Treasurer since _______. From 1974 until his retirement in 1991, Mr. Meyerenke was the Managing Officer of the Association.

    WILBUR H. TISCH. Mr. Tisch retired as owner and President of General Metal Works in 1983. Mr. Tisch served as director of Cleves-North Bend from 1975 to 1994 and as President from 1986 to 1994.

    KATHLEEN A. WHITE. Ms. White has been employed as a real estate title examiner since 1980.

    JULIE M. BERTSCH. Ms. Bertsch, a Certified Public Accountant, was hired as Chief Financial Officer of MFC and the Association in June 1996. Prior to joining MFC, Ms. Bertsch was associated from August 1987 until June 1996 with Grant Thornton LLP, independent certified public accountants.

    THE ASSOCIATION. The Amended Constitution of the Association provides for a Board of Directors consisting of not less than five nor more than seven directors. The Board of Directors of the Association currently consists of five directors. Each director serves for a three-year term. The Board of Directors met 46 times during the fiscal year ended September 30, 1995, for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

    The following table presents certain information with respect to the present directors and executive officers of the Association:

                                               Year of
                   Position(s) with          commencement            Term
Name                the Association         of directorship         expires
- ----                ----------------        ---------------         -------

John T. Larimer    Director, President and
                     Managing Officer            1975                1997
David H. Korn      Director                      1961                1997
R. C. Meyerenke    Director and Treasurer        1974                1999
Edgar H. May       Director                      1992                1998
Una Schaeperklaus  Director and Secretary        1992                1998
Julie M. Bertsch   Chief Financial Officer         -                   -
Charles D. Dell    Vice President/Lending          -                   -

    DAVID H. KORN. Mr. Korn has served as a director of the Association since 1961. During the past five years, Mr. Korn has served as a consultant to the President of a heating and air conditioner contractor, located in Mt. Healthy, Ohio.

    UNA SCHAEPERKLAUS. Ms. Schaeperklaus has served as a director of the Association since 1992. From 1986 to 1992, Ms. Schaeperklaus served as a director of Cleves-North Bend, which merged into the Association in 1994. Ms. Schaeperklaus is Mr. Larimer's sister-in-law and Ms. Larimer's sister.

    CHARLES D. DELL. Mr. Dell was named Vice President/Lending of the Association in June 1996. From 1986 until June 1996, Mr. Dell served as Vice President/Lending at Centennial Savings Bank, fsb, located in Cincinnati, Ohio.

    After the Conversion, each director of the Association will continue to serve the Association, and each director and of MFC will continue to serve MFC.


                           DESCRIPTION OF AUTHORIZED SHARES

GENERAL

    The Articles of Incorporation of MFC authorize the issuance of 4,000,000 common shares, without par value, and 1,000,000 preferred shares, without par value. Upon receipt by MFC of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

    None of the preferred shares of MFC will be issued in connection with the Conversion. The Board of Directors of MFC is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

    The following is a summary description of the rights of the common shares of MFC, including the material express terms of such shares as set forth in MFC's Articles of Incorporation.

LIQUIDATION RIGHTS

    In the event of the complete liquidation or dissolution of MFC, the holders of the Common Shares will be entitled to receive all assets of MFC available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of MFC, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Association. See "THE CONVERSION - Liquidation Account."

VOTING RIGHTS

    GENERAL. The holders of the Common Shares will possess exclusive voting rights in MFC. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares.

    MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Article Sixth of the Articles of Incorporation of MFC provides that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of MFC are required to approve any such matters:

1)  A proposed amendment to the Articles of Incorporation of MFC;

(2) A proposed Amendment to the Code of Regulations of MFC;

(3) A proposal to change the number of directors by action of the shareholders;

(4) An agreement of merger or consolidation providing for the proposed merger or consolidation of MFC with or into one or more other corporations;

(5) A proposed combination or majority share acquisition involving the issuance of shares of MFC and requiring shareholder approval;

(6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of MFC; or

(7) A proposed dissolution of MFC.

    ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

    Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of MFC will be amended prior to the consummation of the Conversion to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors of MFC.

DIVIDENDS

    The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," and "TAXATION - Federal Taxation" and "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

    After the consummation of the Conversion, no shareholder of MFC will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

    See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by MFC; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF MFC AND THE ASSOCIATION AND RELATED ANTI-TAKEOVER PROVISIONS" in the Prospectus for information regarding regulatory restrictions on acquiring Common Shares.



                              REGISTRATION REQUIREMENTS

     MFC will register its common shares with the SEC pursuant to Section 12(g) of the Exchange Act prior to or promptly upon completion of the Conversion and will not deregister such shares for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.


                                    LEGAL MATTERS

    Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion will be passed upon for MFC and the Association by Vorys, Sater, Seymour and Pease, Cincinnati, Ohio. Certain legal matters are being passed upon for Webb by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C..


                                       EXPERTS

    Keller has consented to the publication herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Association as converted and to the use of its name and statements with respect to it appearing herein.

    The financial statements of the Association as of September 30, 1995, 1994 and 1993 and for each of the years in the three-year period ended September 30, 1995, have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

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

                                ADDITIONAL INFORMATION

    The Prospectus contains the following: audited financial statements of the Association, including statements of income and retained earnings for the three fiscal years ended September 30, 1995, 1994 and 1993; Management's Discussion and Analysis of Financial Condition and Results of Operations; selected financial information of the Association for the five fiscal years ended September 30, 1995, 1994, 1993, 1992 and 1991; information concerning the capitalization of the Association; a description of the Association's lending, savings and investment activities; information concerning compensation of directors and officers, information concerning legal proceedings; a description of the capital stock of the Holding Company; information concerning experts who have contributed to the Prospectus; and the additional information about the business and financial condition of the Association. A copy of the Prospectus accompanies this Summary Proxy Statement. To obtain an additional copy of the Prospectus, contact the Association's Conversion Information Center at (513)
____________.

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